Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Talos Energy Inc. for the registration of 25,467,840 shares of its common stock and to the incorporation by reference therein of our report dated April 11, 2023, with respect to the consolidated financial statements of EnVen Energy Corporation and subsidiaries, included in Talos Energy Inc.’s Current Report on Form 8-K dated April 12, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
April 12, 2023